CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our report dated April 25, 2019, relating to the financial statements and financial highlights, which appears in JPMorgan High Yield Research Enhanced ETF’s (formerly known as JPMorgan Disciplined High Yield ETF) Annual Report on Form N-CSR for the period ended February 28, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 4, 2019